Exhibit 99.1

May 7, 2013

COMPANY CONTACT:
FutureFuel Corp.
Lee E. Mikles, President
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel releases first quarter 2013 results and announces organizational changes

Reports net income of $14.1 million or $0.33 per diluted share, and adjusted EBITDA of $17.7 million

Announces the appointment of Rose Sparks as CFO and the retirement of

David Baker, Sr. Vice President Operations Support

Conference call begins at 9:00 a.m. Eastern time May 8, 2013

CLAYTON, Mo. (May 7, 2013) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results for the three months ended March 31, 2013. Additionally, it announced that effective June 1, 2013 Rose Sparks will become CFO and David Baker, Sr. Vice President Operations Support of FutureFuel Chemical Company, will retire.

First Quarter 2013 Financial Highlights (all comparisons are with the first quarter of 2012)

●	Revenues were $92.2 million, up 8% from $85.7 million
●	Adjusted EBITDA was $17.7 million, up 7% from $16.6 million
●	Net income increased to $14.1 million, or $0.33 per diluted share, from $7.1 million, or $0.17 per diluted share.

“Our reported results from operations for the first three months of 2013 saw a strong improvement from those in the first three months of 2012. A meaningful proportion of this improvement, however, was attributable to non-recurring items, such as approximately $2.5 million of pre-tax income we recognized in the first three months of 2013 related to the retroactive reinstatement of the 2012 $1.00 biodiesel blenders tax credit and reduced income tax expense of $1.5 million on a pretax basis resulting from the retroactive reinstatement of the 2012 small agri-biodiesel production tax credit,” said Lee Mikles, FutureFuel president. “Even after adjusting for these items, however, the results from our first quarter were encouraging. With the support of the blenders credit, biodiesel margins improved over the fourth quarter of 2012 and our chemicals segment delivered a solid performance. We are thankful that our legislators in early 2013 demonstrated their support for biodiesel through the retroactive reinstatement of the tax credits which play an important role in the biodiesel industry, our nation’s energy supply, and in our national employment.”

“We are also excited to announce the appointment of Rose Sparks as our CFO effective June 1, 2013. Rose brings a wealth of experience to the position with over twenty years of service at the Batesville facility. Rose is an exceptionally talented individual that I have enjoyed working with very much since our acquisition of FutureFuel Chemical. We are fortunate to have a resource such as Rose and are very happy to present her with this opportunity. Rose will be replacing Chris Schmitt who has served as our CFO since February of 2011. Chris will leave the company and assume new responsibilities with Apex Oil Company, Inc., an affiliated company of our Chairman. We thank him for his contributions to FutureFuel.”

“Lastly, effective June 1, 2013, David Baker, Sr. Vice President Operations Support of FutureFuel Chemical Company, will retire. I have had the privilege of working with David since our acquisition of the plant site. David has served our company with the utmost dedication and professionalism. His presence will be missed. We are sincerely appreciative of his numerous contributions to our chemicals and biodiesel businesses. We wish David the very best in all of his future endeavors.”

2013 Regular Cash Dividends

FutureFuel declared normal quarterly dividends of $0.11 per share for 2013. The remaining 2013 dividends will be paid in June, September, and December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.

Certain Financial and Operating Metrics

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012	Dollar Change	% Change
Revenues	$92,165	$85,727	$6,438	8%
Income from operations	$18,950	$10,583	$8,367	79%
Net income	$14,050	$7,113	$6,937	98%
Earnings per common share - basic	$0.33	$0.17	$0.16	94%
Earnings per common share – diluted	$0.33	$0.17	$0.16	94%
Capital expenditures (net reimbursements)	$1,261	$1,956	$(695)	(36% )
Adjusted EBITDA	$17,734	$16,584	$1,150	7%
Cash and cash equivalents and marketable securities	$158,563	$146,505	$12,058	8%

First Three Months of 2013 Financial and Business Summary

Revenues for the three months ended March 31, 2013 were $92.2 million as compared to revenues for the three months ended March 31, 2012 of $85.7 million, an increase of 8%. Revenues from biofuels were up 10% and accounted for 56% of total revenues in the first quarter of 2013 as compared to 55% in the first quarter of 2012. Revenues from chemicals increased 4% and accounted for 44% of total revenues in the first quarter of 2013 as compared to 45% in the first quarter of 2012. Within the chemicals segment, revenues for the three months ended March 31, 2013 changed as follows compared to the three months ended March 31, 2012: (i) revenues from the proprietary herbicide and intermediates increased 16%; (ii) revenues from the industrial intermediate utilized in the antimicrobial industry increased 20%; (iii) revenues from other custom chemicals increased 10%; (iv) revenues from CPOs increased 9%; (v) revenues from DIPB decreased 14%; and (vi) revenues from other performance chemicals decreased 11%. Revenues from the first three months of 2013 for the bleach activator were consistent with those of the first three months of 2012. Revenues from biofuels increased 10% from $47.3 million in the three months ended March 31, 2012 to $52.0 million in the three months ended March 31, 2013. We have experienced an increase in demand for our biodiesel as a result of the reinstatement of the blenders credit and sales quantities in the first quarter of 2013 increased compared to the first quarter of 2012. The reinstatement of the $1.00 per gallon federal blender’s credit in January 2013 along with the continued government mandated renewable fuel standard for biodiesel combined to improve the demand for biodiesel in the United States in 2013. Revenues from biofuels have also been benefited by our sales of refined petroleum products as a supplier on a common carrier pipeline. Such sales totaled $9.2 million and $8.9 million in the first three months of 2013 and 2012, respectively.

Income from operations increased from $10.6 million the first three months of 2012 to $19.0 million in the first three months of 2013. FutureFuel does not report income from operations by segment, but does report segment gross profit. The chemicals segment gross profit increased 12% to $13.1 million in the first three months of 2013 from $11.7 million in the first three months of 2012. Biofuels segment gross profit increased to $8.3 million in the first three months of 2013 from $1.1 million in the first three months of 2012. Market conditions were more favorable for biodiesel in 2013 as compared to 2012 largely as a result of the reinstatement of the $1.00 blenders’ credit in January 2013. Additionally, the biofuels segment gross profit was benefited from our recognition in the first quarter of 2013 of the retroactive reinstatement of the 2012 $1.00 per gallon biodiesel blenders’ tax credit which totaled $2.5 million, which was recorded as a reduction of costs of goods sold and distribution expense. Additionally, hedging gains for the first quarter of 2013 totaled $1.3 million, up from a loss of $3.4 million in the first quarter of 2012.

Net income increased from $7.1 million for the three months ended March 31, 2012 to $14.1 for the three months ended March 31, 2013. This increase was the net result of several factors including the before mentioned improved market conditions in the biodiesel industry, profits realized from production process improvements in the chemicals segment, and new chemical products added to our chemical portfolio. Additionally, however, net income in the first quarter of 2013 was significantly benefited by certain non-recurring or unpredictable items. These items include the impact of the retroactive reinstatements of the $1.00 biodiesel blenders’ credit and the agri-biodiesel production credit for 2012. The retroactive reinstatement of the $1.00 biodiesel blenders’ credit for 2012 increased first quarter 2013 net income by $2.5 million on a pretax basis, $1.5 million on an after-tax basis. The retroactive reinstatement of the agri-biodiesel production credit for 2012 benefited net income in the first three months of 2013 by $0.9 million on an after-tax basis. While both of these items pertained to 2012 activity, their benefit was not recorded as a component of our net income until 2013 as the law granting these benefits was not enacted until the first quarter 2013. The benefit realized in the first quarter of 2013 from the retroactive reinstatement of these two items for 2012 is not expected to recur. Both the $1.00 biodiesel blenders credit and agri-biodiesel production credits are set to expire at December 31, 2013.

Further benefiting net income in the first quarter of 2013 were net realized and unrealized gains on derivative instruments. Changes in the fair value of our derivative instruments are recognized at the end of each accounting period and recorded in the statement of operations as a component of cost of goods sold. Our immediate recognition of derivative instrument gains and losses can cause net income to be volatile from period to period due to the timing of the change in value of the derivative instruments relative to the sale of biofuel being sold.

Adjusted EBITDA totaled $17.7 million in the first three months of 2013 as compared to $16.6 million in the first three months of 2012.

Capital Expenditures

Capital expenditures were $2.3 million in the first three months of 2013, compared with $2.1 million in the first three months of 2012. FutureFuel was reimbursed for a portion of these expenditures by certain customers as summarized in the following table.

(Dollars in thousands)

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Capital expenditures	$2,318	$2,113
Cash received as reimbursement of capital expenditures	(1,057)	(157)
Net cash paid for capital expenditures	$1,261	$1,956

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $158.6 million as of March 31, 2013, compared with $146.5 million as of December 31, 2012.

Conference Call and Webcast

A conference call and webcast will be held May 8, 2013 beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time). To access the conference call, dial (877) 251-1860 (U.S. and Canada) or (224) 357-2386 (international callers). The webcast will also be available in the investor relations section of the company’s website at www.futurefuelcorporation.com. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international callers) and enter the conference ID number: 64405107.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products. In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals). Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company. The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications. In its biofuels segment, the company predominantly produces biodiesel. Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance. Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements. In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2012 and in its future filings made with the SEC. An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates. Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements. The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces. New factors emerge from time to time, and it is not possible for the company to predict which will arise. There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business. In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner. An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto. All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP. FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, other non-operating income or expense, and, in 2013, the impact from the retroactive reinstatement of the 2012 $1.00 biodiesel blenders tax credit. Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business. FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures, and to pay dividends. In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity, relative to a performance and liquidity based on GAAP results, while isolating the effects of depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance, and of non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies, and gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure, and a table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$62,211	$58,737
Accounts receivable, net of allowances of $0 and $0, respectively	32,388	22,782
Inventory	70,702	41,992
Marketable securities	96,352	87,768
Other current assets	3,041	2,657
Total current assets	264,694	213,936
Property, plant and equipment, net	138,142	138,865
Other assets	2,492	2,436
Total noncurrent assets	140,634	141,301
Total Assets	$405,328	$355,237

Liabilities and Stockholders’ Equity
Accounts payable	$25,667	$16,476
Other current liabilities	27,722	19,758
Total current liabilities	53,389	36,234
Deferred revenue – long-term	26,976	27,684
Other noncurrent liabilities	30,675	30,985
Total noncurrent liabilities	57,651	58,669
Total liabilities	111,040	94,903
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 43,334,441 and 41,739,569 issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	4	4
Accumulated other comprehensive income	7,976	2,597
Additional paid in capital	276,333	257,041
Retained earnings	9,975	692
Total stockholders’ equity	294,288	260,334
Total Liabilities and Stockholders’ Equity	$405,328	$355,237

FutureFuel Corp.

Condensed Consolidated Statements of Operations and Comprehensive Income

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues	$92,165	$85,727
Cost of goods sold and distribution	70,784	72,926
Gross profit	21,381	12,801
Selling, general and administrative expenses	1,515	1,375
Research and development expenses	916	843
	2,431	2,218
Income from operations	18,950	10,583
Other income, net	1,206	1,396
Income before income taxes	20,156	11,979
Provision for income taxes	6,106	4,866
Net income	$14,050	$7,113

Earnings per common share
Basic	$0.33	$0.17
Diluted	$0.33	$0.17
Weighted average shares outstanding
Basic	42,928,109	41,314,859
Diluted	42,949,854	41,493,135

Comprehensive Income
Net income	$14,050	$7,113
Other comprehensive income from unrealized net gains on available-for-sale securities, net of tax of $3,353 in 2013 and of $701 in 2012	5,379	1,126
Comprehensive income	$19,429	$8,239

FutureFuel Corp.

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows provided by operating activities
Net income	$14,050	$7,113
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,658	2,584
Provision/(benefit) for deferred income taxes	(982)	(161)
Change in fair value of derivative instruments	941	(1,266)
Impairment of fixed assets	382	-
Gain on the sale of investments	(59)	(314)
Losses on disposals of fixed assets	-	63
Noncash interest expense	6	6
Changes in operating assets and liabilities:
Accounts receivable	(5,121)	13,607
Accounts receivable – related parties	(4,485)	(47)
Inventory	(28,710)	(10,513)
Prepaid expenses	172	216
Accrued interest on marketable securities	109	-
Other assets	(56)	15
Accounts payable	9,237	2,776
Accounts payable – related parties	(46)	(2,694)
Income taxes payable	4,288	3,198
Accrued expenses and other current liabilities	916	317
Accrued expenses and other current liabilities – related parties	50	(26)
Deferred revenue	(685)	(891)
Net cash (used in)/provided by operating activities	(7,335)	13,983
Cash flows from investing activities
Collateralization of derivative instruments	(1,605)	1,050
Purchase of marketable securities	(3,399)	(17,406)
Proceeds from the sale of marketable securities	3,606	7,648
Proceeds from the sale of fixed assets	-	31
Capital expenditures	(2,318)	(2,113)
Net cash used in investing activities	(3,716)	(10,790)
Cash flows from financing activities
Proceeds from the issuance of stock	19,292	72
Excess tax benefits associated with stock options	-	8
Payment of dividend	(4,767)	(4,132)
Net cash provided by/(used in) financing activities	14,525	(4,052)
Net change in cash and cash equivalents	3,474	(859)
Cash and cash equivalents at beginning of period	58,737	89,745
Cash and cash equivalents at end of period	$62,211	$88,886

Cash paid for interest	$-	$-
Cash paid for income taxes	$581	$2,090

FutureFuel Corp.

Reconciliation of Non-GAAP Financial Measure to Financial Measure

(Dollars in thousands)

(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended March 31,
	2013	2012
Adjusted EBITDA	$17,734	$16,584
Depreciation	(2,658)	(2,584)
Retroactive reinstatement of 2012 $1.00 blenders tax credit recognized in 2013	2,535	-
Interest and dividend income	1,153	1,140
Interest expense	(6)	(6)
Loss on disposal of property and equipment	-	(63)
Gains/(losses) on derivative instruments	1,339	(3,406)
Other income/(expense), net	59	314
Income tax expense	(6,106)	(4,866)
Net income	$14,050	$7,113

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended March 31, 2013	Three Months Ended March 31, 2012
Adjusted EBITDA	$17,734	$16,584
Benefit for deferred income taxes	(982)	(161)
Impairment of fixed assets	382	-
Retroactive reinstatement of 2012 $1.00 blenders tax credit recognized in 2013	2,535	-
Interest and dividend income	1,153	1,140
Income tax expense	(6,106)	(4,866)
Gains/(losses) on derivative instruments	1,339	(3,406)
Change in fair value of derivative instruments	941	(1,266)
Changes in operating assets and liabilities, net	(24,331)	5,958
Net cash (used in)/provided by operating activities	$(7,335)	$13,983

FutureFuel Corp.

Condensed Consolidated Segment Income

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues
Chemicals	$40,136	$38,409
Biofuels	52,029	47,318
Revenues	$92,165	$85,727

Segment gross profit
Chemicals	$13,066	$11,669
Biofuels	8,315	1,132
Segment gross profit	21,381	12,801
Corporate expenses	(2,431)	(2,218)
Income before interest and taxes	18,950	10,583
Interest and other income	1,212	1,454
Interest and other expense	(6)	(58)
Provision for income taxes	(6,106)	(4,866)
Net income	$14,050	$7,113

Depreciation is allocated to segment costs of goods sold based on plant usage. The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

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